                                 PRESS RELEASE

FOR RELEASE:    Immediately

DATE:           December 29, 1993

CONTACT:        Spencer I. Browne - 303-773-1100

M.D.C. HOLDINGS, INC. COMPLETES PRIVATE OFFERING OF NOTES


     DENVER, COLORADO - M.D.C. Holdings, Inc. (NYSE and PSE: MDC), one of the nation's largest residential builders and mortgage lending companies, today announced that it had completed a private placement of $190,000,000 principal amount of 11.125% Senior Notes due 2003 and $28,000,000 principal amount of 8.750% Convertible Subordinated Notes due 2005. The Senior Notes were offered at 98.525% of par. The Convertible Subordinated Notes were offered at par and are convertible into common stock at an initial conversion price of $7.75 per share, subject to adjustment upon certain events. The placement agent for the offering was Friedman, Billings, Ramsey & Co., Inc.

     Net proceeds of the offering, after estimated expenses, are estimated to be $203,888,000. Approximately $98,000,000 was used to retire 98% of the Company's restructured notes payable originally issued to Executive Life Insurance Company and certain of its affiliates with a carrying value on the Company books of $129,614,000 at September 30, 1993.

     In addition, $30,479,000 of the net proceeds was used to complete the previously announced purchase agreement with the Base Assets Trust. Pursuant to this agreement MDC purchased from the Trust (i) 1,990 shares (19.9%) of the common stock of Richmond Homes, MDC's Colorado home builder affiliate increasing MDC's interest in Richmond Homes common stock to 65%; (ii) 1,400 shares of Richmond Homes Class A preferred stock; (iii) a general partnership interest in the Rock Creek Investment Partnership, a partnership affiliated with Richmond Homes; and (iv) 2,560,866 shares of MDC common stock. As previously announced, MDC intends to complete the acquisition of Richmond Homes by acquiring from Messrs. Larry A. Mizel and David D. Mandarich, Chairman and Chief Executive Officer and Executive Vice President - Real Estate of MDC, respectively, the balance (35%) of the outstanding Richmond Homes common stock owned by them for a purchase price between $2,000,000 and $3,500,000. After the completion of this purchase, MDC will own 100% of Richmond Homes.

     $51,816,000 of the remaining net proceeds will be used to redeem all of the Company's currently outstanding 11 1/4% senior subordinated notes due 1996, at 100% of their principal amount. The balance will be used to pay down approximately $14,100,000 of existing debt and for general corporate purposes. The above transactions will result in net extraordinary gains from early extinguishment of debt totalling approximately $14,500,000, net of income taxes.

     Spencer I. Browne, President and Chief Operating Officer of MDC, said, "These transactions have enabled the Company to achieve greater operating and financial flexibility by putting in place long-term debt with maturities ten years or more into the future as well as simplifying the Company's corporate structure."


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